EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter and Full Year 2023 Financial Results and 2024 Guidance

•Net sales of $3.3 billion for 2023 and $1.2 billion for the fourth quarter
•Net income per diluted share of $7.74 for 2023 and $3.25 for the fourth quarter
•2023 year-end net cash balance of $1.6 billion
•2023 net bookings of 28.3 GW; 2.3 GW since third quarter earnings call at a base ASP of 31.8 c/w
•2024 net sales guidance of $4.4 billion to $4.6 billion
•2024 EPS guidance of $13.00 to $14.00 per diluted share
•2024 year-end net cash balance guidance of $0.9 billion to $1.2 billion

TEMPE, Ariz., February 27, 2024 – First Solar, Inc. (Nasdaq: FSLR) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2023.

Net sales for the fourth quarter were $1.2 billion, an increase of $0.4 billion from the prior quarter. The increase was primarily a result of increased module sales in the fourth quarter. Net sales for the full year 2023 were $3.3 billion compared to $2.6 billion in the prior year. This increase was driven by higher module volumes sold and average selling prices (“ASPs”).

The Company reported fourth quarter net income per diluted share of $3.25 and full year net income per diluted share of $7.74.

Cash, cash equivalents, restricted cash, restricted cash equivalents, and marketable securities, less debt at the end of the fourth quarter increased to $1.6 billion from $1.3 billion at the end of the prior quarter. The increase was primarily a result of operating cash flows, offset by capital expenditures related to manufacturing capacity expansions in Alabama, Ohio, Louisiana, and India.

“Few years have been as consequential to our long-term growth strategy as 2023” said Mark Widmar, CEO of First Solar. “Over the past year, we scaled manufacturing capacity, mobilized at our latest announced facility in Louisiana, produced and shipped a record volume of modules, expanded our contracted backlog to historic levels, increased R&D investment, and continued to evolve our technology and product roadmap.”

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Forecasted net sales for 2024 are $4.4 billion to $4.6 billion. Operating income is forecasted to be $1.5 billion to $1.6 billion, which includes production start-up expense of $85 million to $95 million, underutilization costs associated with factory ramp of $40 million to $60 million, and Section 45X tax credits of $1.0 billion to $1.05 billion. Forecasted net income per diluted share is $13.00 to $14.00. The year-end 2024 net cash balance is projected to be in the range of $0.9 billion to $1.2 billion. The complete 2024 guidance is as follows:

2024 Guidance
Net Sales	$4.4B to $4.6B
Gross Margin (1)	$2.0B to $2.1B
Operating Expenses (2)	$455M to $485M
Operating Income (3)	$1.5B to $1.6B
Earnings per Diluted Share	$13.00 to $14.00
Net Cash Balance (4)	$0.9B to $1.2B
Capital Expenditures	$1.7B to $1.9B
Volume Sold	15.6GW to 16.3GW
——————————
(1)Includes $40 million to $60 million of ramp costs and $1.0 billion to $1.05 billion of Section 45X tax credits
(2)Includes $85 million to $95 million of production start-up expense
(3)Includes $125 million to $155 million of production start-up expense and ramp costs, and $1.0 billion to $1.05 billion of Section 45X tax credits
(4)Defined as cash, cash equivalents, restricted cash, restricted cash equivalents, and marketable securities, less expected debt at the end of 2024

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates, including with respect to certain factors related to the Inflation Reduction Act of 2022 (the “IRA”). Among other things, such factors include (i) the total advanced manufacturing production credit available to us under Section 45X of the Internal Revenue Code and (ii) the timing and ability to monetize such credit. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s fourth quarter and full year 2023 financial results, 2024 guidance, and financial outlook.

Conference Call Details

First Solar has scheduled a conference call for today, February 27, 2024 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com. An audio replay of the conference call will be available through Thursday, March 28, 2024 and can be accessed by dialing +1 (800) 770-2030 if you are calling from within the United States or +1 (647) 362-9199 if you are calling from outside the United States and entering the replay passcode 92259. A replay of the webcast will also be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for 30 days.

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About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at research and development labs in California and Ohio, the Company’s advanced thin film photovoltaic (“PV”) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: demand for our technology; increased research and development investment; new domestic and international capacity coming online; production and delivery of our new Series 7 modules; our financial guidance for 2024, including future financial results, net sales, gross margin, operating expenses, operating income, earnings per diluted share, net cash balance, capital expenditures, volume sold, shipments, bookings, products and our business and financial objectives for 2024; the availability of benefits under certain production linked incentive programs, and the impact of the IRA including the total advanced manufacturing production credit available to us under Section 45X of the Internal Revenue Code. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; the passage of legislation intended to encourage renewable energy investments through tax credits, such as the IRA; the impact of the IRA on our expected results of operations in future periods, which may be affected by technical guidance, regulations, subsequent amendments or interpretations of the law; interest rate fluctuations and both our and our customers’ ability to secure financing; changes in the exchange rates between the functional currencies of our subsidiaries and other currencies in which assets and liabilities are denominated; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; our ability to incorporate technology improvements into our manufacturing process, including the production of bifacial solar modules and the implementation of our Copper Replacement (“CuRe”) program; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects arising from and results of pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; supply chain disruptions, including demurrage and detention charges; our ability to protect our intellectual property; our ability to prevent and/or minimize the

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impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to construct new production facilities to support new product lines; evolving corporate governance and public disclosure regulations and expectations, including with respect to environmental, social and governance matters; our ability to avoid manufacturing interruptions, including during the ramp of our Series 7 modules manufacturing facilities; our ability to attract and retain key executive officers and associates; the severity and duration of public health threats, including the potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,946,994	$1,481,269
Marketable securities	155,495	1,096,712
Accounts receivable trade, net	660,776	324,337
Government grants receivable, net	659,745	—
Inventories	819,899	621,376
Other current assets	391,900	267,727
Total current assets	4,634,809	3,791,421
Property, plant and equipment, net	4,397,285	3,536,902
Deferred tax assets, net	142,819	78,680
Restricted marketable securities	198,310	182,070
Government grants receivable	152,208	—
Goodwill	29,687	14,462
Intangible assets, net	64,511	31,106
Inventories	266,899	260,395
Other assets	478,604	356,192
Total assets	$10,365,132	$8,251,228
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$207,178	$341,409
Income taxes payable	22,134	29,397
Accrued expenses	524,829	382,782
Current portion of debt	96,238	—
Deferred revenue	413,579	263,215
Other current liabilities	42,200	21,245
Total current liabilities	1,306,158	1,038,048
Accrued solar module collection and recycling liability	135,123	128,114
Long-term debt	464,068	184,349
Deferred revenue	1,591,604	944,725
Other liabilities	180,710	119,937
Total liabilities	3,677,663	2,415,173
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,847,475 and 106,609,094 shares issued and outstanding at December 31, 2023 and 2022, respectively	107	107
Additional paid-in capital	2,890,427	2,887,476
Accumulated earnings	3,971,066	3,140,289
Accumulated other comprehensive loss	(174,131)	(191,817)
Total stockholders’ equity	6,687,469	5,836,055
Total liabilities and stockholders’ equity	$10,365,132	$8,251,228

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net sales	$1,158,553	$801,090	$1,002,391	$3,318,602	$2,619,319
Cost of sales	656,520	424,915	941,778	2,017,923	2,549,461
Gross profit	502,033	376,175	60,613	1,300,679	69,858
Operating expenses:
Selling, general and administrative	57,094	50,172	42,734	197,622	164,724
Research and development	43,862	41,190	31,284	152,307	112,804
Production start-up	9,847	12,059	32,740	64,777	73,077
Litigation loss	—	—	—	35,590	—
Total operating expenses	110,803	103,421	106,758	450,296	350,605
Gain on sales of businesses, net	6,554	211	239	6,883	253,511
Operating income (loss)	397,784	272,965	(45,906)	857,266	(27,236)
Foreign currency loss, net	(9,947)	(987)	(4,373)	(21,533)	(16,414)
Interest income	23,565	23,254	18,330	97,667	33,284
Interest expense, net	(7,068)	(3,734)	(3,133)	(12,965)	(12,225)
Other (expense) income, net	(27,653)	(1,033)	28,510	(29,145)	31,189
Income (loss) before taxes	376,681	290,465	(6,572)	891,290	8,598
Income tax expense	(27,442)	(22,067)	(976)	(60,513)	(52,764)
Net income (loss)	$349,239	$268,398	$(7,548)	$830,777	$(44,166)

Net income (loss) per share:
Basic	$3.27	$2.51	$(0.07)	$7.78	$(0.41)
Diluted	$3.25	$2.50	$(0.07)	$7.74	$(0.41)
Weighted-average number of shares used in per share calculations:
Basic	106,844	106,834	106,606	106,795	106,551
Diluted	107,558	107,498	106,606	107,372	106,551

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income (loss)	$830,777	$(44,166)	$468,693
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, amortization and accretion	307,994	269,724	259,900
Impairments and net losses on disposal of long-lived assets	1,568	63,338	22,876
Share-based compensation	34,219	28,656	20,902
Deferred income taxes	(60,813)	(12,799)	49,847
Gain on sales of businesses, net	(6,883)	(253,511)	(147,284)
Loss (gain) on sales of marketable securities and restricted marketable securities	9	—	(11,696)
Liabilities assumed by customers for the sale of systems	—	(145,281)	(85,490)
Gain on debt forgiveness	—	(30,201)	—
Other, net	22,053	(1,029)	(3,484)
Changes in operating assets and liabilities:
Accounts receivable, trade and unbilled	(304,183)	118,724	(96,951)
Inventories	(205,106)	16,693	(136,365)
Project assets and PV solar power systems	8,626	(14,336)	23,402
Government grants receivable	(659,745)	—	—
Other assets	(224,333)	(72,602)	(69,942)
Income tax receivable and payable	8,656	43,592	(13,062)
Accounts payable and accrued expenses	79,328	5,569	48,968
Deferred revenue	783,207	912,946	47,062
Other liabilities	(13,114)	(11,948)	(139,817)
Net cash provided by operating activities	602,260	873,369	237,559
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,386,775)	(903,605)	(540,291)
Purchases of marketable securities and restricted marketable securities	(3,612,801)	(3,375,008)	(2,147,136)
Proceeds from sales and maturities of marketable securities and restricted marketable securities	4,563,890	2,646,787	2,294,595
Proceeds from sales of businesses, net of cash and restricted cash sold	7,680	442,302	300,499
Acquisitions, net of cash acquired	(35,739)	—	—
Other investing activities	(9,046)	(3,050)	(6,707)
Net cash used in investing activities	(472,791)	(1,192,574)	(99,040)
Cash flows from financing activities:
Proceeds from borrowings under debt arrangements, net of issuance costs	367,983	397,380	129,215
Repayment of debt	—	(75,896)	(72,676)
Payments of tax withholdings for restricted shares	(31,130)	(12,092)	(15,989)
Net cash provided by financing activities	336,853	309,392	40,550
Effect of exchange rate changes on cash, cash equivalents, restricted cash, and restricted cash equivalents	5,285	47,438	3,174
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	471,607	37,625	182,243
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of the period	1,493,462	1,455,837	1,273,594
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of the period	$1,965,069	$1,493,462	$1,455,837
Supplemental disclosure of noncash investing and financing activities:
Property, plant and equipment acquisitions funded by liabilities	$249,455	$315,961	$61,598
Proceeds to be received from asset-based government grants	$152,208	$—	$—
Acquisitions funded by contingent consideration	$18,500	$—	$—

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